Exhibit 99.1

MANNKIND CORPORATION REPORTS 2012 FIRST QUARTER

FINANCIAL RESULTS

- Conference Call to Begin Today at 5:00 PM EDT -

VALENCIA, Calif., May 9, 2012 — MannKind Corporation (Nasdaq: MNKD) today reported financial results for the first quarter ended March 31, 2012.

For the first quarter of 2012, total operating expenses were $33.9 million, compared to $38.1 million for the first quarter of 2011, a decrease of $4.1 million. Research and development (R&D) expenses were $24.2 million for the first quarter of 2012 compared to $26.3 million for the same quarter in 2011, a decrease of $2.1 million. This 8% decrease was primarily due to the decrease in salary related costs as a result of the February 2011 reduction in force, partially offset by an increase in clinical trial related activities. General and administrative (G&A) expenses decreased by $2.0 million to $9.8 million for the first quarter of 2012 compared to $11.8 million in the first quarter of 2011. This 17% decrease in G&A expense was primarily due to the decrease in salary related costs as a result of the February 2011 reduction in force.

The net loss applicable to common stockholders for the first quarter of 2012 was $38.2 million, or $0.27 per share based on 143.2 million weighted average shares outstanding, compared with a net loss applicable to common stockholders of $41.5 million, or $0.34 per share based on 121.1 million weighted average shares outstanding for the first quarter of 2011. The number of common shares outstanding at March 31, 2012 was 167.8 million.

Cash, cash equivalents and marketable securities were $56.7 million at March 31, 2012 and $3.2 million at December 31, 2011.

On May 9, 2012, the Company amended its note with The Mann Group LLC, an entity controlled by the Company’s principal stockholder. The amendment extends the maturity date of the $350.0 million loan arrangement from March 31, 2013 to July 1, 2013. The Company can continue to borrow under the amended terms of the note until June 30, 2012. During the first quarter of 2012, the Company borrowed $6.3 million under the loan agreement and $38.8 million remains available to borrow.

On February 8, 2012, the Company sold $86.3 million of units in an underwritten public offering, with each unit consisting of one share of common stock and a warrant to purchase 0.6 of a share of common stock. Net proceeds from this offering, which reflects the full exercise of an over-allotment option granted to the underwriters, were approximately $80.6 million, excluding any warrant exercises.

Conference Call

MannKind management will host a conference call to discuss these results today at 5:00 p.m. Eastern Time. To participate in the call please dial (866) 314-9013 or (617) 213-8053 and use the participant passcode: MANNKIND. To listen to the call via the Internet please visit http://www.mannkindcorp.com. The web site replay will be available for 14 days. A telephone replay will be accessible for approximately 14 days following completion of the call by dialing (888) 286-8010 or (617) 801-6888 and use the participant passcode: 19493198.

Presenting from the Company will be:

•	Chairman and Chief Executive Officer Alfred Mann

•	President and Chief Operating Officer Hakan Edstrom

•	Corporate Vice President and Chief Financial Officer Matthew Pfeffer

About MannKind Corporation

MannKind Corporation (Nasdaq: MNKD) focuses on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes and cancer. Its lead product candidate, AFREZZA®, is in late stage clinical investigation for the treatment of adults with type 1 or type 2 diabetes for the control of hyperglycemia.

MannKind maintains a website at http://www.mannkindcorp.com to which MannKind regularly posts copies of its press releases as well as additional information about MannKind. Interested persons can subscribe on the MannKind website to e-mail alerts that are sent automatically when MannKind issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the website.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to MannKind’s proposed public offering of common stock, that involve risks and uncertainties. Words such as “believes”, “anticipates”, “plans”, “expects”, “intends”, “will”, “goal”, “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon MannKind’s current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering, the progress, timing and results of clinical trials, difficulties or delays in seeking or obtaining regulatory approval, the manufacture of AFREZZA, competition from other pharmaceutical or biotechnology companies, MannKind’s ability to enter into any collaborations or strategic partnerships, intellectual property matters, stock price volatility and other risks detailed in MannKind’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011 and periodic reports on Form 10-Q and Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

(Tables to follow)

MannKind Corporation

(A Development Stage Company)

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended March 31,		Cumulative period from February 14, 1991 (date of inception) to December 31,
	2012	2011	2012
Revenue	$—	$50	$3,131

Operating expenses:
Research and development	24,156	26,289	1,390,207
General and administrative	9,777	11,762	390,008
In-process research and development costs	—	—	19,726
Goodwill impairment	—	—	151,428

Total operating expenses	33,933	38,051	1,951,369

Loss from operations	(33,933)	(38,001)	(1,948,238)
Other income (expense)	1,382	1,350	306
Interest expense on note payable to principal stockholder	(3,048)	(2,476)	(31,382)
Interest expense on senior convertible notes	(2,575)	(2,413)	(31,369)
Interest income	1	15	36,990

Loss before provision for income taxes	(38,173)	(41,525)	(1,973,693)
Income taxes	—	—	(26)

Net loss	(38,173)	(41,525)	(1,973,719)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	—	—	(22,260)
Accretion on redeemable preferred stock	—	—	(952)

Net loss applicable to common stockholders	$(38,173)	$(41,525)	$(1,996,931)

Net loss per share applicable to common stockholders — basic and diluted	$(0.27)	$(0.34)

Shares used to compute basic and diluted net loss per share applicable to common stockholders	143,154	121,057

MannKind Corporation

(A Development Stage Company)

Condensed Consolidated Balance Sheet

(Unaudited)

(in thousands)

	March 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$56,355	$2,681
Marketable securities	350	515
State research and development credit exchange receivable — current	—	—
Prepaid expenses and other current assets	3,004	2,625

Total current assets	59,709	5,821
Property and equipment — net	190,916	193,029
State research and development credit exchange receivable — net of current portion	565	473
Other assets	230	230

Total	$251,420	$199,553

Liabilities and Stockholders’ Deficit
Current liabilities	$34,407	$25,360
Senior convertible notes	210,946	210,642
Note payable to principal stockholder	283,453	277,203
Stockholders’ deficit	(277,386)	(313,652)

Total	$251,420	$199,553